UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date earliest event reported): June 30, 2011

INTERACTIVE SYSTEMS WORLDWIDE INC.

(exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-21831	22-3375134
(Commission File Number)	(IRS Employer Identification Number)

3363 Corte del Cruce Carlsbad, Ca	92009
(Address of principal executive offices)	(Zip Code)

(973) 256-8181

Registrant’s Telephone Number, Including Area Code

144 N Beverwyck Rd., Lake Hiawatha, NJ

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

The employment contract of Mr. Steve Johns, the Chief Executive Officer of the Company, expired on September 30, 2011.  At that time, Mr. Johns retained his position as Chairman of the Company’s Board of Directors.  At a Board of Directors meeting held on December 13, 2011. Mr. Johns offered to continue his role as the Company’s CEO on a part-time, interim basis, for an indeterminate length of time, in order to provide continuity for certain ongoing business functions and negotiations.  The Board accepted Mr. Johns’ proposal and has agreed to keep in place the financial incentive plan that was previously in place. The Company will compensate Mr. Johns for his efforts by providing him with a commission of 15% of the net intake from any new revenue generated during this period.  Mr. Johns, who is 56 years old, has been Chief Executive Officer of the Company, responsible for all aspects of the operation for both the Company and for its wholly owned UK subsidiary, Global Interactive Gaming Limited (“GIG”) since July 1, 2010.    Mr. Johns has been a member of the Company's Board of Directors since January 26, 2010.  The Board thanks Mr. Johns for offering his services during this interim period.

ITEM 8.01.    OTHER EVENTS

Beginning in June, 2011, the Company began discussions with employees of GIG to assume the UK business operations under a new company.  Shortly thereafter, the Company finalized discussions with the principals of GH Interactive Ltd (“GHI”), a newly founded company whose principals include several former GIG employees.  On August 1, 2011 the Company and GHI signed a non-exclusive licensing agreement for the SportXction® software, and the assignment of contracts with GIG’s business partners.  The Company will receive royalty payments from GHI of 10% of any revenue received by GHI over the base amount of £240,000 per annum.  The base amount represents GHI’s anticipated approximate yearly operating cost.  With three months notice, either party may terminate the agreement.  GIG has ceased day-to-day operations in the UK, and GHI has assumed the operational requirements and costs of providing services relating to the GIG’s agreements with Ladbrokes and Sportingbet.  GHI will also receive payment directly from these customers for providing their services.

As a result of this agreement, as well as other cost-cutting measures enacted previously, the Company has reduced its ongoing operating expenses significantly.  The Company has no offices, no employee expense and only has some minor ongoing corporate overhead expenses in the UK and the US.

In order to obtain some needed cash, the Company has sold the ISW.com domain name, as well as another, thus far unused, domain name.  The Company’s informational web site will remain accessible through the sportxction.com domain name.

The Company has had, and continues to have discussions in the US with potentially strategic partners for the use of the Company’s intellectual property, and discussions for licensing the use of its SportXction® software.  The Company is hopeful that such discussions will result in one or more agreements, which could yield royalty payments or other forms of revenue.

Despite the UK licensing agreement described above, recent reductions in operating expenses, and potential revenue generating on-going discussions the Company’s financial situation should still  be consider dire.  The Company still has liabilities of approximately $3M and insignificant liquid assets. There is currently no regular revenue stream, and no assurances can be given that the recently signed UK licensing agreement or anticipated future US licensing agreements will result in significant revenue.

Potential investors should be mindful that the Company has not filed a Form 10QSB since its report for the quarter ended March 31, 2008, and has not filed a Form 10KSB since the fiscal year ended September 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERACTIVE SYSTEMS WORLDWIDE INC. (Registrant)

By:	/s/ Steve Johns
Steve Johns
Chief Executive Officer

Date:  December 28, 2011